Exhibit 99.1

CONTACT: Investor Relations Bernie Hertel Phone: (858) 410-3101	Media Relations Rebecca Wong Atkins + Associates Phone: (858) 527-3495

Merck Exercises Option for Additional Antigen for Use with Inovio Biomedical’s MedPulser® DNA
Delivery System

SAN DIEGO, CA – May 12, 2005 – Inovio Biomedical Corporation (AMEX: INO) announced today that Merck & Co., Inc. (NYSE: MRK) has exercised an option for a non-exclusive license for an additional antigen to be used with Inovio’s MedPulser® DNA Delivery System, which is being developed for use with certain of Merck’s DNA vaccine research programs. This option exercise is provided for under a 2004 license and research collaboration agreement between Merck and Genetronics Biomedical Corporation, now Inovio Biomedical Corporation, and brings the total number of antigens licensed by Merck to three. A limited number of additional options for further target antigens remain available for Merck to license.

Inovio will receive an option fee for the additional target antigen and, as previously disclosed, is eligible for milestone and royalty payments if certain development goals and commercialization of the device are achieved by Merck. Merck is responsible for all development and clinical program costs.

“We are pleased that Merck has decided to exercise its option for an additional antigen,” said Avtar Dhillon, MD, Inovio’s president and CEO. “Inovio has been working with Merck for almost a year to develop the MedPulser for use with investigational DNA vaccines. Merck’s decision to expand the number of licensed antigens is another important step in the utilization of our MedPulser® DNA Delivery System and intellectual property.”

About Inovio Biomedical Corporation

Inovio Biomedical Corporation is a late stage biomedical company focused on building an oncology franchise based on our proprietary electroporation therapy. The therapy targets a significant unmet clinical need: the selective killing of cancer cells and local ablation of solid tumors while preserving healthy tissue. We are moving our lead product, the MedPulser® Electroporation Therapy System, through pre-marketing studies for head and neck cancer and skin cancers in Europe, where we have received CE Mark accreditation, a U.S. Phase III pivotal study for recurrent head and neck cancer, and a Phase I pancreatic cancer trial. Merck, Vical, Chiron, the U.S. Navy, and other partners are employing our electroporation technology, which enhances local delivery and cellular uptake of useful biopharmaceuticals, in their development of novel DNA vaccines and gene therapies. We are a leader in electroporation, with 57 U.S. and 125 corresponding foreign issued patents, plus numerous pending patents in the U.S. and abroad. More information can be obtained at www.inovio.com.

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This press release contains certain forward-looking statements relating to our plans to develop our electroporation drug and gene delivery technology and to maximize shareholder value. Actual events or results may differ from our expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs, evaluation of potential opportunities, the level of corporate expenditures, the assessment of our technology by potential corporate partners, capital market conditions, and other factors set forth in the our Annual Report on Form 10-K for the twelve-month period ended December 31, 2004, and our Form 10-Q for the three-month period ended March 31, 2005, and other regulatory filings. There can be no assurance that any product in our product pipeline will be successfully developed or manufactured, or that final results of clinical studies will be supportive of regulatory approvals required to market licensed products.